Exhibit 21.1

SUBSIDIARIES OF REGENERON PHARMACEUTICALS, INC.

Except as otherwise noted, each of the entities listed below is directly or indirectly wholly owned by Regeneron Pharmaceuticals, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Checkmate Pharmaceuticals, Inc.	Delaware
Decibel Therapeutics, Inc.	Delaware
Eastside Campus Holdings LLC	New York
Loop Road Holdings LLC	New York
Old Saw Mill Holdings LLC	New York
Oxular Acquisitions Limited	United Kingdom
Oxular Inc.	Delaware
Oxular Limited	United Kingdom
Regeneron Assurance, Inc.	New York
Regeneron Austria GmbH	Austria
Regeneron Belgium SRL	Belgium
Regeneron Canada Company	Canada
Regeneron Clinical Genomics Laboratory LLC	Delaware
Regeneron France SAS	France
Regeneron Genetics Center LLC	Delaware
Regeneron GmbH	Germany
Regeneron Healthcare Solutions, Inc.	New York
Regeneron India Private Limited	India
Regeneron International Holdings LLC	Delaware
Regeneron Ireland Designated Activity Company	Ireland
Regeneron Italy S.r.l.	Italy
Regeneron Japan KK	Japan
Regeneron NL B.V.	The Netherlands
Regeneron Spain, S.L.U.	Spain
Regeneron Switzerland GmbH	Switzerland
Regeneron UK Limited	United Kingdom
Regeneron Ventures, L.P.*	Delaware
Rock County Holdings LLC	New York
Rockwood Road Holdings LLC	New York
RV Holding Corp.	Delaware
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* The sole limited partner of Regeneron Ventures, L.P. is RV Holding Corp., which is wholly owned by Regeneron Pharmaceuticals, Inc. The general partner of Regeneron Ventures, L.P. is a third-party investment manager.